UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	September 17, 2009 (September 11, 2009)

1st Franklin Financial Corporation
(Exact name of registrant as specified in its charter)

Georgia	2-27985	58-0521233
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

135 East Tugalo Street, P.O. Box 880, Toccoa, Georgia		30577
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code		(706) 886-7571

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations
Item 1.01 – Entry into a Material Definitive Agreement.

On September 17, 2009, 1st Franklin Financial Corporation (the “Company”) entered into a loan and security agreement (the “Credit Agreement”) with Wells Fargo Preferred Capital, Inc., as agent for Lenders (“Agent”) and a lender, and the other financial institutions from time to time party thereto (collectively, the “Lenders” and each individually is referred to as a “Lender”).  The following description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by this reference.

The Credit Agreement the terms and conditions of a revolving credit facility (the “Revolver”) pursuant to which the Company may borrow or reborrow up to the lesser of the Borrowing Base (as defined) and $60.0 million dollars (the “Commitment Amount”).  At September 11, 2009, the Company had availability of $60.0 million under the Revolver.  Initial borrowings under the Revolver were used to repay approximately $4.1 million outstanding under the Company’s prior credit facility with Wachovia Bank, NA. and BMO Capital Markets Financing, Inc., which was then terminated.  Any additional borrowings may be used for general corporate purposes.  The prior credit facility has been terminated.  Available but unborrowed amounts under the Revolver are subject to a periodic unused line fee, the percentage and amount of which is dependent on the then-outstanding amounts under the Revolver.  The interest rate under the Revolver is equivalent to the London Interbank Offered Rate (“LIBOR”) determined on an interest period of 3-months, plus an Applicable Margin (as defined).

Funding under the Credit Agreement is subject to conditions customary for financing transactions of this nature.

The Credit Agreement requires the Company to comply with certain covenants customary for financing transactions of this nature, including, among others, a minimum interest coverage ratio, a minimum consolidated tangible net worth ratio, and a maximum debt to tangible net worth ratio, each as defined.  The Company must also comply with certain restrictions on its activities consistent with credit agreements of this type, including limitations on:  (a) restricted payments; (b) additional debt obligations (other than specified debt obligations); (c) investments (other than specified investments); (d) mergers, acquisitions, or a liquidation or winding up; (e) modifications to the Company’s organizational documents or changes in lines of business; (f) modifications to Material Contracts (as defined); (g) certain affiliate transactions; (h) sale-leaseback, synthetic lease, or similar transactions; (i) guaranteeing additional indebtedness (other than specified indebtedness); (k) capital expenditures; or (l) speculative transactions.  The Credit Agreement also restricts the Company (or any of its subsidiaries who are guarantors under the Credit Agreement) from creating or allowing certain liens on its or their respective assets, entering into agreements that restrict its or their respective ability to grant liens (other than specified agreements), or creating or allowing restrictions on any of its or their respective ability to make dividends, distributions, intercompany loans or guaranties, other intercompany payments, or intercompany asset transfers.

The Company’s obligations under the Credit Agreement are secured by the Company’s loan receivables and limited guaranties from certain of the Company’s subsidiaries. Upon the occurrence of an event of default, the Lenders may terminate the Commitment Amount and declare all amounts outstanding under the Revolver due and payable in full (provided, however, that such a termination would be automatic upon the occurrence of a bankruptcy or insolvency event).

The Lenders’ obligation to fund the Revolver terminates, and all amounts outstanding under the Credit Agreement are due and payable, no later than September 11, 2012 (the “Termination Date”).
Section 2 – Financial Information
Item 2.03 – Creation of a Direct Financial Obligation or an Obligation Under an Off Balance Sheet Arrangement of a Registrant
The information under Item 1.01 is incorporated herein by reference
Section 9 – Financial Statements and Exhibits
Item 9.01 – Financial Statements and Exhibits.
10.1

Loan and Security Agreement, dated as of September 11, 2009, by and among the Company, Wells Fargo Preferred Capital, Inc., as agent for Lenders, and the financial institutions from time to time party thereto.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1ST FRANKLIN FINANCIAL CORPORATION

By: /s/ A. Roger Guimond
Name: A. Roger Guimond
Title: Executive Vice President and Chief Financial Officer

Date: September 17, 2009

EXHIBIT LIST
10.1

Loan and Security Agreement, dated as of September 11, 2009, by and among the Company, Wells Fargo Preferred Capital, Inc., as agent for Lenders, and the financial institutions from time to time party thereto.